Exhibit 10.27

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

GRS, LLC / G Medical Innovations Holdings LTD.

Marketing Consultation Deal Memo	9/18/2020

COMPANY	G Medical Innovations Holdings LTD. (“Company”)
SERVICE PROVIDER	GRS, LLC (“GRS”)
SERVICES:

GRS agrees to oversee all production for television, radio, and social media for the Company in the Territory, including its Prizma mobile medical monitor and other consumer products and services, and will act as ad agency and oversee and manage all TV, social, radio media buying, based on approved monthly budgets.

GRS shall furnish Boris Shimanovsky as the key advisor providing services. He will be the creative director for this strategic partnership.

TERM:	36 months, commencing on the date this Deal Memo is signed by both parties. Renewals require the agreement of both parties
TERRITORY:	United States
COMPENSATION:

In consideration for the marketing advisory and creative services provided hereunder, Company shall pay to GRS:

●     A $[**] monthly retainer during each month of the Term, $[**] of which is payable monthly, and $[**] per month will be deferred until completion of the Company’s planned Nasdaq IPO, whereupon the entire deferred amount will be paid in full and there will be no further deferrals; and

●     A [**]% gross sales commission on all Company’s US Sales of consumer products and services excluding IDTF (Independent Diagnostic Testing Facility) revenue. If Company pays GRS a monthly gross sales commission that is more than $[**] during any month of the Term, then the monthly retainer will be waived for that month.

●     For commission purposes, the Company will provide GRS with a report of its gross sales in the Territory at such time and on the same basis it reports such data to the SEC, but not less often than quarterly.

●     In addition, GRS may collect a standard ad agency media commission on all media it books on behalf of Company.

ALLOCATION OF COSTS / BUDGET

GRS will not be required to prepay, guarantee, or finance Company’s ad buys, media or production spends. Company will prepay GRS for media and production expenses monthly, in advance, based on mutually approved budgets.

Within 30 days of signing, the parties will meet and agree upon a Production/Creative budget for the balance of 2020 and discuss monthly media budgets. The parties will agree on a process for developing a monthly media placement budget that sets forth the aggregate minimum and maximum dollar amount of radio, television, and digital/social advertising spend for the applicable month. The parties will meet regularly to discuss domestic company initiatives and priorities.

Costs in connection with approved third-party talent engagements to be passed through to Company without markup.

APPROVALS:	Company has final approval over all content, budgets, and third parties to be engaged by GRS to perform services.
DELIVERY DATES:	GRS will deliver creative materials to Company for review and approval per an agreed schedule.
WARRANTS / VESTING:

No more than five days after Company Nasdaq IPO, Company will issue to GRS a warrant for 5% of Company’s common stock, calculated on a fully diluted basis. GRS’s warrants will vest as follows:

a.    2.5% of Company’s common stock, vesting upon execution of this Deal Memo. GRS’s strike price of this warrant will be based on Company’s most recent financing in Australia at .05 cents per share (five cents per share in Australian Currency); and

b.    2.5% of Company’s common stock, vesting on the 1st anniversary of the execution of this Deal Memo. GRS’s strike price to be the lesser of 50% discount to Nasdaq IPO price or Company’s share price on the 1st anniversary of signing this Deal Memo.

Warrants will be exercisable for nine years from the date of issuance.

Warrants may be exercised by GRS, in whole or in part, utilizing a cashless exercise. Once exercised, shares associated with the first 2.5% will be subject to a customary lock-up period identical to non-affiliate shareholders of the Company, but not more than six months from the date of the Nasdaq IPO.

The final number and exercise price of warrant shares to be issued to GRS shall be subject to confirmation of Company’s applicable capitalization structure.

Company represents that no anti-dilution provisions have been granted to any other warrant holders, investors, officers, directors, or shareholders.

RIGHTS:	Each party retains the rights to the intellectual property it brings to the deal. Company will not be able to use the results and proceeds of GRS’s work (e.g., the infomercials produced, short-form spots produced, radio spots, or other marketing materials created, collectively, the “GRS Work Materials”) outside the Territory. GRS will not be able to use Company’s intellectual property, trademarks, or copyrights except in connection with creating the materials contemplated by the terms hereof.
EXCLUSIVITY:	Company agrees GRS shall be the Company’s exclusive provider of television, radio, digital and social media purchasing, advertising, production, and media buying management services in the Territory, during the Term.
TERMINATION:

If Company terminates its agreement with GRS within 12 months from signing definitive agreement, then Company will be prohibited from using or buying any TV, radio, digital, or social media advertising in the Territory for 12 months following the date of termination. Company may lift such restriction and enjoy commission-free use of the GRS Work Materials by accelerating the vesting of all shares described in the “Warrants / Vesting” section above. Such vesting will be automatically accelerated if Company violates the preceding restriction. If Company and GRS fulfill their respective obligations through the end of the Term, then there will be no post-Term restrictions on Company’s use of the GRS Work Materials produced hereunder.

Either party may terminate for cause if the other’s material breach remains uncured for 30 days.

GENERAL PROVISIONS:

Terms to be incorporated in the contemplated long-form agreement will be consistent with the above, and will also include:

●         GRS is an independent contractor.

●         Work made for hire provision

●         Standard representations and warranties

●         Mutual confidentiality obligations

●         Mutual indemnities for breach

●         No consequential damages/no lost profits for any alleged breach by either party. Limitation on liability equal to 1 years’ fees

●         No assignment without the other party’s prior written consent, except for assignments to an entity owned and controlled by the assigning party

●         Arbitration of all claims pursuant to JAMS in Los Angeles County, with California laws to apply.

●         GRS makes no express or implied warranties of success.

●         Each party to maintain appropriate insurance in an amount reasonably satisfactory to the other party.

●         Press releases must be mutually approved, and neither party may issue a press release until a definitive agreement has been signed.

BINDING AGREEMENT:

After this Deal Memo is signed:

a.    the parties will begin work and planning for the start of Company’s TV, radio, and digital direct response marketing campaigns.

b.    The parties will commence drafting a definitive long-form agreement consistent with the provisions of this Deal Memo, containing a more detailed description of each party’s respective rights, duties, and obligations.

The provisions of this Deal Memo and all discussions and negotiations regarding the same shall be kept strictly confidential. They may not be disclosed to third parties without each party’s prior written approval.

This Deal Memo contains the essential deal points the parties agreed to. It supersedes all prior and other contemporaneous agreements or negotiations. This Deal Memo may be amended only in a writing signed by each party. It may be executed in one or more counterpart copies via fax or email delivery to the other party.

This Deal Memo and the rights, duties, and obligations of the parties hereunder will be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be wholly performed in that state. It describes an independent contractor relationship and will not be deemed or construed to create any partnership, joint venture, employment, or similar relationship.

Until a definitive agreement is signed by the parties, this Deal Memo is the binding agreement between the parties.

Kindly signify your agreement to this Deal Memo by signing below.

G Medical Innovations Holdings LTD.		GRS, LLC

By:	/s/ Yacov Geva	By:	/s/ Boris Shimanovsky
Its:	CEO	Its:	President
Date:	9/18/2020	Date:	9/18/2020

3